EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES AUTHORIZATION FOR STOCK REPURCHASES
AND DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, August 8, 2011 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that its Board of Directors has authorized an aggregate repurchase of up to $300 million of the Company’s common stock, inclusive of prior authorizations.  This authorization is effective through December 31, 2014.  Additionally, the Board of Directors has declared a quarterly dividend on its common stock.  The Board of Directors approved a $0.11 per share quarterly cash dividend, payable on September 15, 2011 to the holders of record of common stock of the Company on September 1, 2011.

“As in the past, we maintain a disciplined approach to capital deployment with a priority towards growth investments for the Company,” said Tony Allott, President and CEO.  “This authorization will allow us to repurchase stock from time to time.  At this point, we see plenty of opportunities to invest in our business, and we do not envision a large one-time buyback,” concluded Mr. Allott.
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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.1 billion in 2010.  Silgan operates 83 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal

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SILGAN HOLDINGS
August 8, 2011

containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2010 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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